Exhibit (a)(1)(iv)
EASTMAN KODAK COMPANY

Offer to Purchase for Cash
Any and All of its Outstanding
3.375% Convertible Senior Notes due 2033
at a Purchase Price of $1,000 per $1,000 Principal Amount
Plus Accrued and Unpaid Interest Thereon
CUSIP Nos. 277461BE8 and 2774618XO

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 19, 2009, UNLESS THE OFFER IS EXTENDED.

September 18, 2009

To Our Clients:

Enclosed for your consideration is an Offer to Purchase (the “Offer to Purchase”) and a form of the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) relating to the offer by Eastman Kodak Company, a New Jersey corporation (the “Company”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, any and all of its outstanding 3.375% Convertible Senior Notes due 2033 (the “Notes”) for an amount in cash equal to 100% of the principal amount of the Notes validly tendered and accepted for purchase, plus accrued and unpaid interest thereon up to, but not including, the date of purchase. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase. The description of the Offer to Purchase in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

As of September 17, 2009, Notes in an aggregate principal amount of $575,000,000 were outstanding. The Offer is not conditioned on any minimum principal amount of Notes being tendered. The Offer is, however, subject to certain other conditions including the successful completion of the financing transactions from which the Company expects to obtain the funds necessary to complete the Offer. See Section 10, “Conditions of the Offer” of the Offer to Purchase.

Only Notes validly tendered and not validly withdrawn will be subject to purchase pursuant to the Offer. Notes not purchased in the Offer will be returned to the tendering Note holders (the “Holders”) at the Company’s expense promptly after the expiration of the Offer.

The Offer expires at 5:00 p.m., New York City time, on Monday, October 19, 2009, unless the Offer is extended or earlier terminated (such date and time, as extended, the “Expiration Date”). Notes tendered may be withdrawn, pursuant to the terms of the Offer, until the Expiration Date, at which time the withdrawal rights expire, provided, however, that Notes not yet accepted for purchase may be withdrawn at any time after Monday, November 16, 2009.

The Company reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

We are the owner of record of notes held for your account. As such, we are the only ones who can tender your Notes, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER NOTES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Notes we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. The Offer is for any and all of the Notes that are outstanding, as specified in the Offer to Purchase.

2. You should read carefully the Offer to Purchase, the Letter of Transmittal and other materials provided before instructing us to tender your Notes .

3. If you desire to tender any Notes pursuant to the Offer and receive the Purchase Price, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date.

4. The Company’s obligation to pay the Purchase Price for tendered Notes is subject to satisfaction of certain conditions set forth in Section 10 of the Offer to Purchase, under the caption “Conditions of the Offer.”

If you wish to tender any or all of your Notes, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. THE ACCOMPANYING LETTER OF TRANSMITTAL IS FOR YOUR INFORMATION ONLY; YOU MAY NOT USE IT TO TENDER NOTES WE HOLD FOR YOUR ACCOUNT.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all Holders of record of the Company’s Notes. The Offer is not being made to, nor will tenders be accepted from or on behalf of, Holders of Notes residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Offer by Eastman Kodak Company with respect to the Notes.

This will instruct you to tender the principal amount of the Notes indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Offer to Purchase, dated September 18, 2009, and the related Letter of Transmittal.

Series of Notes	Principal Amount of Notes Tendered*
3.375% Convertible Senior Notes due 2033

*	Unless otherwise indicated, it will be assumed that the entire aggregate principal amount of Notes held by us for your account is being tendered.

The method of delivery of this document is at the election and risk of the tendering Holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors has approved the Offer. However, neither the Company, nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to Holders as to whether they should tender or refrain from tendering their Notes. Neither the Company, any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Holders should carefully evaluate all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions about whether to tender Notes and, if so, the aggregate principal amount of Notes to tender and the purchase price or purchase prices at which to tender.

PLEASE COMPLETE AND SIGN HERE
Signature(s):

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Date: